CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 9, 1998, Except as to comprehensive income data included in the statements of changes in shareholders' equity as to which the date is October 20, 1998 with respect to the financial statements and schedules of Nur Macroprinters Ltd. in the Registration Statements Form F-1 and related Prospectus for the registration of 9,119,483 shares of its common stock (underlying 6,759,444 common shares, 1,805,039 stock options and 555,000 warrants).


Tel Aviv, Israel
February 22, 1999

                                                     Yours truly,

                                              /s/ Kost, Forer and Gabbay

                                                KOST, FORER AND GABBAY
                                        Certified Public Accountants (Israel)